PRESS RELEASE	FOR IMMEDIATE RELEASE

HARRIS & HARRIS GROUP, INC. ®	JUNE 9, 2014
1450 BROADWAY – 24TH FLOOR
NEW YORK, NEW YORK 10018	CONTACT: DOUGLAS W. JAMISON

TEL. NO. (212) 582-0900

HARRIS & HARRIS GROUP ANNOUNCES

CHANGES TO ITS LEGAL DEPARTMENT

Harris & Harris Group, Inc. (Nasdaq:TINY), an investor in transformative companies enabled by disruptive science, announced today that Sandra M. Forman, its General Counsel and Chief Compliance Officer, is joining Proskauer Rose LLP as Senior Counsel. Proskauer is a global law firm with wide experience in all areas of practice important to business, including corporate finance, mergers and acquisitions, private equity, litigation and intellectual property.

Harris & Harris Group will continue to work with Ms. Forman in her new role at Proskauer. Patricia N. Egan, the Chief Financial Officer, will assume the additional role of Chief Compliance Officer beginning on July 1, 2014.

“Sandra has been a senior member of our team for ten years and was responsible for initiating and maintaining a compliance program that we believe was best-in-class and for providing sound counsel to management,” said Douglas W. Jamison, Chairman and CEO of Harris & Harris Group. “Her investment company knowledge, her business development company experience and her knowledge of compliance and regulation are extraordinary. This is a wonderful opportunity for her to advance her career at a premier law firm such as Proskauer. It is a wonderful opportunity for Harris & Harris Group to continue to have access to her and to the other leading practices of Proskauer as well.”

Detailed information about Harris & Harris Group and its holdings can be found on its website at www.HHVC.com, on Facebook at www.facebook.com/harrisharrisvc and by following us on Twitter @harrisandharrisgroup.

This press release may contain statements of a forward-looking nature relating to future events. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. These statements reflect the Company's current beliefs, and a number of important factors could cause actual results to differ materially from those expressed in this press release. Please see the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2013, as well as subsequent filings, filed with the Securities and Exchange Commission for a more detailed discussion of the risks and uncertainties associated with the Company's business, including, but not limited to, the risks and uncertainties associated with venture capital investing and other significant factors that could affect the Company's actual results. Except as otherwise required by Federal securities laws, the Company undertakes no obligation to update or revise these forward-looking statements to reflect new events or uncertainties. The references to the websites www.HHVC.com and www.Facebook.com have been provided as a convenience, and the information contained on such websites is not incorporated by reference into this press release. Harris & Harris Group is not responsible for the contents of third party websites.